RESIGNATION FROM THE BOARD OF DIRECTORS OF
ROANOKE TECHNOLOGY CORPORATION

The Corporation has been presented with a new plan that will return value to the shareholders. The implementation of that plan is in the best interest of the Corporation, and requires that I resign as Director. For these reasons I, Joseph Meuse, do hereby resign, effective immediately, as Director of Roanoke Technology Corporation.

Effective Date: February 29, 2008

JOSEPH MEUSE